Annual Report

Cover Page

Name of issuer:

Do., LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: MN

Date of organization: 2/12/2012

Physical address of issuer:

444 W. Willis St.
#103
Detroit MI 48201

Website of issuer:

http://www.bogobrush.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

2

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$28,665.99	$88,092.23
Cash & Cash Equivalents:	$2,150.07	$47,574.67
Accounts Receivable:	$1,635.00	$1,215.00
Short-term Debt:	$74,168.44	$54,500.81
Long-term Debt:	$148,625.07	$152,778.52
Revenues/Sales:	$24,506.18	$25,443.31
Cost of Goods Sold:	$29,426.59	$15,852.58
Taxes Paid:	$0.00	$0.00
Net Income:	($74,940.42)	($32,374.50)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Do., LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Heather McDougall	Chief Manager	BogoBrush	2012
John McDougall	Assistant Manager	BogoBrush	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Heather McDougall	Chief Manager	2012
Heather McDougall	Secretary	2012
John McDougall	Assistant Manager	2012
John McDougall	Treasurer	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Heather McDougall	185,356 Class A Units	49.4
John McDougall	185,356 Class A units	49.4

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Was denied design patent protection in the United States. In October 2013, a design patent filed, and after several amendment, it was denied in 2015 because it the design was “too obvious.” This means anyone can produce a toothbrush with our shape, but not with our name, logo, or brand. Patent protection was approved in Canada and the European Union.

Currently the company only produces brushes in one production facility. If anything were to happen with that facility, Bogobrush would have to move the tool and production processes which would be costly in money and time. It could create delays in product delivery expectations.

Single supply of materials makes the business less flexible to material shortages or changes in supply chain.

Personal injury claims are a possibility that the company must be insured for when selling toothbrushes. Bogobrush is not concerned with its quality and has the necessary insurance, but is still aware of this risk and the cost to a personal injury claim.

The terms “biodegradable” and “compostable” are somewhat debated legal terms and the standards for marketing terms are still taking shape. Bogobrush is within the current legal framework, and into any foreseeable future, but it’s a slight risk that terms could change and change our approach to marketing.

Bogobrush does not consistently meet all expenses with revenue; owners have contributed/invested in the business to help meet certain monthly expenses.

Bogobrush had a failed product line in its first two years of business and has those legacy expenses to overcome with it’s new and current line.

Bogobrush does not have significant data on its customers to date. Until it generates better data, the company may not be marketing to the right audience.

Give partner may decline arrangement at any time for whatever reason - potentials reputation risk for Bogobrush or lack of outlet to give give brushes.

Give Partners are vetted to the best of our degree however we have no say over their operations and actions. If the give partner does something illegal or in a bad light it could have a halo effect to Bogobrush simply by Bogobrush giving brushes through them

Bogobrush does not fully own the production tool. Bogobrush has a contract agreement for legal rights to the tool, and ownership will transfer officially once the tool depreciates from grantor’s books.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class A Units	375512.0	375512.0	Yes
Class B Units	55588.0	55588.0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Debt A
Loan, Michigan Woman Foundation: $5,995.43 remaining, due Oct 2018. Note payable, Foundation in monthly installments of $621.74, including interest at 8%. The note is secured by two members of the Company. The note matures September 1, 2017.

Debt B
Line of Credit, Unison Bank: $14,000 advanced as of 2015. $41,381.81 advanced to-date 2016. The Company has a $50,150 revolving line of credit with a bank. The line of credit bears interest at 2.87% over the LIBOR index rate (currently 3.38%) and matures April 2019. The line of credit is secured by all business property and assets of the Company and is guaranteed by the owners and a related party. The line of credit is subject to certain restrictive loan covenants. The balance outstanding on the line of credit was $14,150 and $14,150 as of December 31, 2015 and 2014, respectively.

Debt C
Contributions by John and Heather McDougall, received by the Company as a loan totaling $86,137.68 at end of 2017. There are not immediate payback terms.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
10/2016	Regulation Crowdfunding	SAFE	$57,500	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Contributions by John and Heather McDougall, received by the Company as a loan totaling $86,137.68 at end of 2017. There are not immediate payback terms.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're rethinking the toothbrush with buy one + give one, eco-designed toothbrushes made entirely in the USA. The plastics in almost all toothbrushes are non-recyclable, meaning over 450 million toothbrushes a year in the U.S. alone end up in landfills. Our products are either bio-degradable or made from nearly 100% recycled plastic. When you're done, throw them in your compost or recycle bin—and nature will do its thing.
We're bringing much-needed innovation back to the stagnant toothbrush market—no more useless grips and gimmicks. We're proving you can create an environmentally and socially conscious product that looks good, feels good, and does good. With every brush we sell, we give one to someone in need and take a toothbrush out of landfills.

Milestones

Do., LLC was incorporated in the State of Minnesota in February 2012.

Since then, we have:

- First recyclable & bio-degradable toothbrushes on the market.

- 450 million toothbrushes a year get tossed in landfills from the U.S.

- 80 million Americans don't have access to proper dental care; we donate brushes to low-cost or free dental clinics with every purchase.

- Currently in 25 boutiques around the country.

- Plans for toothbrush subscription model. Dollar Shave Club for clean teeth :)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $24,506.18 compared to the year ended December 31, 2016, when the Company had revenues of $25,443.31. Our gross margin was -20.08% in fiscal year 2017, compared to 37.69% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $28,665.99, including $2,150.07 in cash. As of December 31, 2016, the Company had $88,092.23 in total assets, including $47,574.67 in cash.

- *Net Loss.* The Company has had net losses of $74,940.42 and net losses of $32,374.50 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively. Please see notes below on items driving the higher net losses in 2017.

- *Liabilities.* The Company's liabilities totaled $222,793.51 for the fiscal year ended December 31, 2017 and $207,279.33 for the fiscal year ended December 31, 2016. Focusing on 2017, while liabilities were $222,793.51: 86,137.68 is non-interest bearing contributions from Heather McDougall and John McDougall, $56,491.96 is related to Wefunder SAFE Agreement Investment (conversion to class B equity in 2018), and $21,019.90 in high interest rate debt (paid off in 2018). The remainder is a mix of accounts payable and other interest bearing liabilities.

Liquidity & Capital Resources

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Do., LLC cash in hand is $2,150.07, as of December 2017. Over the last three months, revenues have averaged $1,622.92/month, cost of goods sold has averaged $6,212.98/month, and operational expenses have averaged $5,604.02/month.

In Q4, 2017 a few material journal entries were made to account for the a) inventory which was used for promotional purposes, sales kits and give partners YTD thus impacting Q4 COGs and b) accruals of professional fees related to our recent successful fundraising round. The investment into the firm from this fundraising round has begun in Q1, 2018. This investment in provides us the liquidity to purchase larger tooling, expand product lines, pay off short term high interest debt, buy inventory of the new products, launch coordinated marketing campaigns, hire staff, pay professional fees related to closing the fund round amongst other investments. As a result of the focus on fundraising, less focus was put on proactively selling older inventory, marketing dollars and time were temporarily re-appropriated to other parts of the business.

There is a phased approach to the financials over the course of 2018. In the 6-8 months of 2018, we will be deploying the investment into the firm for tooling, inventory, hiring necessary staff, developing marketing campaigns and preparing for the new launch of product lines. Therefore, Q1 through the beginning of Q3 will primarily be in outflows per our Use of Funds schedule with the new investment we have received. By end of Q3, beginning of Q4, new inventory will be sold, marketing campaigns will be fully launched and revenues should materially positively change.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

I, Heather McDougall, certify that:

(1) the financial statements of Do., LLC included in this Form are true and complete in all material respects ; and

(2) the tax return information of Do., LLC included in this Form reflects accurately the information reported on the tax return for Do., LLC filed for the fiscal year ended 2015.

Heather McDougall
Chief Manager

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.bogobrush.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Heather McDougall
John McDougall

Appendix E: Supporting Documents



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BOGOBRUSH

Dollar Shave Club for toothbrushes; Subscription bio-degradable brushes

$57,500 raised from **80** investors
Successfully Funded on Oct 12 2016

> *We're rethinking the toothbrush with buy one + give one, eco-designed toothbrushes made entirely in the USA. The plastics in almost all toothbrushes are non-recyclable, meaning over 450 million toothbrushes a year in the U.S. alone end up in landfills. Our products are either bio-degradable or made from nearly 100% recycled plastic. When you're done, throw them in your compost or recycle bin—and nature will do its thing.*



Heather McDougall
CEO, BOGOBRUSH

OUR AMBITION

We're bringing much-needed innovation back to the stagnant toothbrush market—no more useless grips and gimmicks. We're proving you can create an environmentally and socially conscious product that looks good, feels good, and does good. With every brush we sell, we give one to someone in need and take a toothbrush out of landfills.

KEY FACTS

- First recyclable & bio-degradable toothbrushes on the market.
- 450 million toothbrushes a year get tossed in landfills from the U.S.
- 80 million Americans don't have access to proper dental care; we donate brushes to low-cost or free dental clinics with every purchase.
- Currently in 25 boutiques around the country.
- Plans for toothbrush subscription model. Dollar Shave Club for clean teeth :)

bogobrush.com

from Detroit MI

RETAIL HEALTH AND FITNESS

Why I Like Bogobrush

Bogobrush lives and breathes sustainability...from the materials in their brushes, to the ethos of the brand. When Bogobrush shared their message of buy one give during our first meeting we were instantly drawn in and then to hear their deep commitment to utilizing sustainable materials we were sold and wanted to be a part of helping to move their business forward.

Knowing there are nearly 3.2 billion toothbrushes sold annually there is a definite need to address how these types of products are disposed of and Bogobrush has identified a strategy while still remaining socially minded and giving back to those in need.



Corey Kratcha

PARTNER AND MATERIALS SUPPLIER FOR BOGOBRUSH. CEO C2RENEW, INC

I got my brush this week and I love it! Great softness to prevent gum recession...a must in my book! I'm making the switch from electric because it's worth it.“

Erica J.

Dental Hygienist, Instagram Celebrity, Bogobrush Customer

Look and feel good with the Bogobrush. Beautifully designed and ecologically sound, the company will send the same high-quality brush to someone in need when purchased through their website. With nearly 80 million lacking access to inadequate dental care in the USA, we think the company's initiative is definitely worth checking out and supporting.

Dwell Magazine

Bogobrush: A Green and Socially Minded Toothbrush

Look and feel good with the Bogobrush. Beautifully designed and ecologically sound, the company will send the same high-quality brush to someone in need when purchased through their website. To date, they have reached 76% of their pre-order

May 14, 2016 @ dwell.com

Bogobrush is an environmentally-friendly toothbrush that benefits those in need

Detroit startup Bogobrush has launched with a new collection of Buy One + Give One, eco-designed toothbrushes made entirely in the USA. Created by co-founders, siblings, and children of a dentist, Bogobrush was born out of John and Heather

May 14, 2016 @ inhabitat.com

Bogobrush

The buy one, give one movement is going strong with companies like Toms and Warby Parker - now Bogobrush ($40) has entered the mix. They offer a fairly-straightforward concept: a subscription service delivering a simply-made,

May 14, 2016 @ uncrate.com

Brother and Sister Duo Reinvent the Toothbrush

Brother and Sister Duo Reinvent the Toothbrush The toothbrush and dental hygiene aisle at your local grocer is endless. Hundreds of brands, hundreds of choices. But what if you could find a toothbrush that not only kept up with your dental hygienic

November 24, 2015 @ michipreneur.com

A Biodegradable Toothbrush is Cleansing Teeth and the Production Line

John and Heather McDougall are aiming to improve the world and our concept of manufacturing, one Bogobrush at a time As the children of a dentist, John and Heather McDougall have always known the importance of a good toothbrush.

October 9, 2015 @ psfk.com

YD YANKO DESIGN

Loco for Bogo!

Anyone remember Bogobrush from three years ago? The company changed the dental hygiene game with a toothbrush that was completely biodegradable. They're now back with a more refined design and a social mission. For each toothbrush

October 9, 2015 @ yankodesign.com

HUFF POST

Can An Eco-Friendly Detroit Toothbrush Help Save The World?

A toothbrush might be one of the least examined household products people purchase on a regular basis, but a new company launched in Detroit is asking you to take a second look at what you're using to clean your teeth, and what happens after

November 20, 2012 @ huffingtonpost.com

Save Your Toothbrush from the Landfill

We've created the Bogobrush collection to fight harmful plastics from filling landfills. Our plant-based bioplastic is mixed with leftover plant material from American farms to create this beautifully biodegradable toothbrush handle. But if recycling is more your style, our colorful Bogobrushes are made from recycled plastic.

The Subscription Economy: $100 Billion by 2020

Last month, Unilever acquired The Dollar Shave Club (the first subscription for men's razors) for $1 billion. The Subscription Economy is estimated to be worth $100 billion by 2020. Already, 20% of Fortune 100 companies have adopted the subscription model as part of their business.

DOLLAR SHAVE CLUB
SHAVE TIME. SHAVE MONEY.

HARRY'S

THE HONEST CO.

JUSTFAB

BIRCHBOX

TRUNK CLUB
MEN'S OUTFITTERS

GrubMarket

Cratejoy

Imagine: A Subscription for What You Use Twice a Day, Everyday







3.5B
Toothbrushes Sold Worldwide

$11B
Total Toothbrush Market Size

3 months
Dentist Recommended Brush Life

And We're Growing Fast

"We would definitely be interested in distributing Bogobrush products in Chile. We could be interested in 1,000 - 2,000 units to start, and see how well the products fit our market. We believe we can achieve a recurrent volume of sales after a few months through an online sales webpage and through local distributors such as pharmacy stores."
- Fancy Fruit Distribution, Chile

60%
Re-Orders per Partners

25
Boutiques Across the U.S.

65%
Margins on Brushes



100% Made in the USA

We launched our first product - a bamboo brush - in 2012, manufactured it in China. But as production grew, quality worsened, and we threw away thousands of bad brushes. We started over and happily brought the brush back home. We make our handles in North Dakota, bristles in Wisconsin, and ship from Minnesota.

Buy One + Give One

80 million Americans don't have access to the dental care they need. That's why we partner with low or no cost clinics in Detroit, Fargo, and Minneapolis: with every brush sold, we give one to someone in need.



Help Us Expand Our Business

This investment money will go towards marketing and purchasing new tooling equipment that would jump our margins up from 65% to 80%. This would also ramp up our production, setting the grounds for our upcoming subscription business model (imagine getting a brush in the mail every three months) and bigger retail partnerships.



Subscription Model

We'll finalize the website structure for subscription functionality. This will provide a source of reccurring revenue.



Sales & Marketing

We'll hire a PR agency to refine messaging, gather customer research and increase market reputation.



Optimizing Production

We'll put a down payment on a larger tool which would increase production by 4x and increase margins up to 20%.


bogobrush
GIVE TOUR
FARGO

Community & Compassion

From the very conception of this company, community was first and foremost—that's why we decided to crowdfund. We started Bogobrush because we wanted to prove you could run a sustainable business that does good by the environment and by your neighbors. We're inviting you to invest and ride along with us as we clean up our landfills and make brighter smiles.

We've been on quite a journey to create the little toothbrush that could, and we'd love for you to join on us for the next phase of adventure. We've had ups and downs, but at no point did we ever stop believing in the business and purpose. It started for us with a simple idea: that the world deserves a toothbrush worth caring about. That idea is now a reality, and new people are falling in love with their bogobrush everyday.

Now, after years of research, design, testing and refinement, we need your help to bring Bogobrush to the masses. An investment now in Bogobrush will go a long way in helping us market, promote, and distribute our products with the efficiency of scale. Our business is primed for growth, and with your help we can bring Bogobrushes to as many hands as possible.

Peace!



John & Heather

Meet the Founders



Heather McDougall

CEO

An honors law school grad, a yoga teacher, and a social entrepreneur. She's worked on venture finance and non-profit lobbying, and loves singing, dancing, art, and the great outdoors.



John McDougall

Chief Creative Officer

An award-winning industrial designer with a passion for sustainability. He has done work for General Motors, Peugeot, Fisker Automotive, Dean Kamen, Coca-Cola, and others.

Raised $57,500 From 80 Investors

Kifle Bantayehu

Ben Shaw

artist

Derek Gillette

Brand and Content Strategist with startup experience. Looking to support companies whose innovation helps families.

John Deniston

Ideas Guy. Stanford MBA. Military Veteran.

Dan O'Leary

Karen Nordenstrom

MORE INVESTORS

Interview

WF: What are you guys building?

B: *John*: We believe the world deserves a toothbrush worth caring about. That starts with knowing where it came from, and how it was made. It grows from an attention to aesthetics that will make you smile, and deepens with the beauty of giving back to someone in need. We believe that what is good for the planet, is good for us. A toothbrush with these values didn't exist, so we created Bogobrush.

WF: What makes Bogobrush more than just a toothbrush?

John: It began with beautiful design, but the company is more than just skin deep. For every toothbrush we sell we give one to a person in need at low or no cost health clinics.

Being sustainable is the other main pillar of our company. Everything we make is recyclable or compostable. We have a colorful recycled collection which uses plastics that otherwise would be going to landfill and gives them another chance at life. Our bio-composite brush takes plant material from American farms to create a rich, beautiful bio plastic that you can just throw in your garden when it's time to say goodbye. You never have to worry about it being in a landfill.

WF: Why start with a toothbrush?

B: *Heather*: It goes all the way back to when we were kids. John and I are siblings and we grew up in a small town in North Dakota. Our Dad's a dentist. When John was studying design and I was in law school we both became passionate about sustainability. We wanted to use our talents to fuel a more sustainable world.

During the brainstorming process, we talked about a lot of products but we kept coming back to a toothbrush. And we thought, what's better than something you use every morning and every night? And it's really a space that has been lacking innovation. There aren't a lot of people who actually care about their toothbrush.

WF: What happens when you throw away a regular toothbrush?

John: Every year in the U.S. alone, more than 450 million toothbrushes end up filling our landfills and polluting our waterways. Today's toothbrushes simply weren't designed with the environment in mind, with rubber grips and mechanical gimmicks that make them impossible to recycle.

Take the case of a high-end electric brush, with multiple types of plastic, along with metal wiring, toxic batteries, and adhesives. Even doing the well meant act of dropping the brush in the electronics recycling bin can lead to the products being shipped to SE Asia or Africa where poor families scour landfills to strip wiring, melt circuit boards, and attempt to salvage materials that are hazardous to their health. We think the world deserves better, so whether you recycle or compost, we have a brush perfect for you, the planet, and the people on it.

WF: Tell us more about the lack of innovation in toothbrushes.

John: The first trend we saw was a shift to manual toothbrushes with extraneous grips and gimmicks. You have these $5 to $10 manual toothbrushes with crazy bristle shapes and handle grips—they're really designed more like power tools in they way they want you to grip them. You can only hold them in one hand position and that actually makes it harder to maneuver.

The second trend we saw is a lot of people are moving to electric toothbrushes. When we looked into it, we found the only thing that showed evidence of better efficacy by a electric toothbrush was people felt compelled to brush their teeth more often, for longer durations. After all, you're dropping $200 or more for that product—you feel obligated to use it. In dental case studies, the difference in how these brushes clean your teeth per minute is really marginal.

We wanted to tackle that attitude of actually caring about your toothbrush from a different angle, with a social and environmental connection to the product.

WF: What was the thought process behind the Bogobrush design?

^

John: The way that you need to use the toothbrush is more like an artist's paintbrush or professional dental tool, it's the cylinder that you want to be able to manipulate in your hand. We reduced the toothbrush to the absolute minimal, which led to the beautiful form and function of our brushes you get today.

Heather: Most people store their toothbrushes in dirty cups which collect water and are one of the most unsanitary areas in the bathroom! We created matching stands for every toothbrush which keep the brush upright and dry, as dentist's recommend, while also making it an absolute pleasure to use. It becomes a statement piece in the home, from something you hide away to something you want to show off on your bathroom counter.

WF: You re-launched last Fall. What happened before? ^

B: *Heather*: In 2012 and 2013, we built our first prototype: the bamboo brush. We had a great reception with thousands of orders. But when we switched from making a few hundred at a time to making ten thousand at our manufacturer facility in China, we lost the precision and the quality we needed. As a result, 50% of our orders were thrown away.

We turned our heads back to the U.S. and found a bio-composite company in North Dakota. They produce a bio-composite material from the plant waste you find at farms. We used that to make our awesome toothbrush. Now, we supply all of our materials and manufacture everything right here in the U.S. It creates jobs and the local economy and we can connect with the very people who are making our vision a realty.

Our re-launch last fall proved there's still a demand for our product. Customers have come back and reordered their brushes.

WF: Who are your customers? ^

Heather: We call our customers eco-chic. These people care about really good design but also care about giving back—whether it's socially or environmentally. The Bogobrush brand really fits with their personal identity. We have a lot of customers across the age spectrum with a concentration of 25 to 34 year olds.

WF: How are people finding out about Bogobrush? ^

John: Most of our customers are finding us through blogs and magazines. We've been featured often in traditional media and design blogs. These niche outlets that target smaller groups of people at a time—local papers like the Detroit Free Press or blogs like Design Milk—drive a lot of traffic to us. And now that we're in a dozen or more retail boutiques across the country, people are finding us through their neighborhood.

As we grow, we're really excited to get into larger retail spaces because the more toothbrushes we sell, the more people we can help, and the more toothbrushes we can prevent from landing in landfills.

WF: Why buy one, give on? How does it contribute to your brand? ^

John: The philanthropic side of buy one, give one is what motivates us: there's 80 million people in the country that don't have access to adequate dental care and fortunately there are some amazing clinics out there that are providing care for no or almost zero cost. We're stoked to be working with those people that are doing the great work. When someone buys a bogobrush, they're going to pick it up every single morning and every single night and feel that connection to someone in their community.

For the person who goes to the clinic and receives this, we want them to feel like it's not just some cheap giveaway. It's a beautiful object they can feel proud to have and be excited to brush their teeth with. And hopefully, someday they'll be able to buy Bogobrushes on their own and continue the cycle.

WF: Why is now a great time for Bogobrush to hit the market? ^

B: *John*: Like never before, customers demand products with meaning and purpose. People know that the purchases they make reflect the values they want to see in the world.

I think you can draw a connection to Method, who makes household cleaning products. They were the first products on the market that had an eye for aesthetics and an environmental awareness. They've since expanded and become really a big a household brand with a lot of recognition and trust. If you want a beautifully designed household cleaning product you get a Method product.

We want Bogobrush to be the same way. Because To us, the ethics of a product are just as important as the aesthetics, and everything we create has a mission to bring smiles to people's homes, their communities, and our planet.

WF: How many orders are you doing? ^

Heather: We have similar sales cycles to other consumer goods. Right now we're in the slow months and we're getting about 50 orders a month. During the holidays— November, December—we were doing quadruple that. That's just through our website. For retail, we sold about 200 units to three different retailers last month.

WF: Have you received previous funding? ^

John: To a large extent it's been Heather and I contributing and trying to get this thing off the ground. We've received a grant through the state of North Dakota, which helped us set up our tooling facility in North Dakota. We also received a loan from the Michigan Women's Foundation which invests in women-owned businesses and that helped us purchase inventory, website development and video production. Otherwise, it's been Heather and I and the money that we've generated through sales which is reinvested in the company.

WF: How much are you looking to raise and what is it for? ^

B: *Heather*: We're raising $50,000 to use for marketing, including press (which has been really successful for us), PR, and creating new partnerships with retailers. If we raise anything above $50,000 that will go to purchasing new tooling equipment which would allow us to scale our production by four times and reduce our margins significantly. We're actually talking to a couple larger retailers right now but in order to handle that order, we'd have to invest in these machines.

WF: Who are your biggest competitors? ^

B: *John*: Bogobrush is definitely taking some market share from the high end toothbrush market—these are the people who care about quality products and are usually buying electric toothbrushes.

But for direct market competitors there's a company called Preserve that makes toothbrushes from recycled plastics. They're similar on the environmental side of things but aesthetically, they're not much of a competitor. They don't represent themselves as a beautiful object and they don't have a social component. But they're the toothbrush that's most presented in a lot of places like Whole Foods.

Since we launched our original bamboo brush, a few other companies have come along selling bamboo products, but they have the same quality issues that we decided to elevate ourselves above by changing materials and improving our supply chain here in the USA.

WF: How did you determine your price point of $9.50?

B: *Heather*: Right now, the price is a good reflection of how much it costs to make a toothbrush. Because we're still small, our machinery is also small. Our machines are making one brush at a time—and is something we're looking to upgrade to increase our margins and possibly decrease the price tag. But the price also reflects the buy one, give one aspect. You're essentially paying for two brushes.

John: $9.50 also creates a distinction from the standard $5 brush . When you see the price, you take a moment to think about why it cost $10 and then discover that okay, I'm not just buying one, I'm giving one to someone in need. And I'm not just buying a piece of plastic, I'm buying something I can easily recycle or compost and I'm not buying something I'm just going to hide away. I'm buying this piece of art that you can display in your home.

It's our inherent mission to transparently bring out the true cost and true value of a product. There's a cost to making things locally. There's a cost to doing things sustainably, to doing things with a social mindset. We want people to understand that and to be excited to support something that takes those costs into account.

WF: What if you lose your material for the bio-composite brush?

B: *Heather*: We've built a great relationship with C2Renew and trust them entirely. But, if something should happen beyond our control, we know there are a few other companies working on similar materials, and we could turn to them as a new supplier

WF: What's the team like? What makes you guys rock?

B: *John*: Beyond Heather and I, we have a network of people we work with depending on the tasks at hand. We have a team of contractors, from factory machinists and material scientists, to product photographers and dental hygienists. These are people who have been with us from the beginning and understand our business inside and out. We are an eclectic group on a mission to do something that matters.

WF: What is the grand vision?

B: *John*: For us, there's business success and then philosophy success. Concerning our philosophy, we want to address the issues that got originally motivated us: there are 450 million American toothbrushes going to landfills with no other option and there are 80 million Americans who don't have access to oral healthcare. It's not just their oral health that's affected. They can't eat well so they don't have good nutrition. And it affects their entire body. We want BogoBrush to be an object that raises awareness for those issues.

From a business prospective, we want it to be an example for other companies that you can incorporate social and environmental value into the cost of your product and it will be successful because of that. Not in spite of it. Our goal is to be a thriving, functional company where Heather and I can focus more on the vision of the company with a team of people working with us to execute that vision.

Heather: We set out to demonstrate that you can have a sustainable business that makes money and makes jobs for people and it does good for the environment, it does good for you.

Beyond a sustainable business, we want to become part of communities, learn what problems they face, and see how we can help be part of solutions to those problems, just as we are working to solve problems with Bogobrush. From there, possibilities for positive change are endless.

Ask a Question

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ASK QUESTION

Devang Devani Aug 17 2016

This concept looks really good and I just wanted to congratulate you on getting your business this far. As a potential investor, I do have a few questions which I would like to pose to you:

a) I like the concept of having a subscription based oral care item, but it looks like you have not launched this service due to lack of inventory. You say for every Bogobrush you sell, you give one away. Have you thought of suspending giving away free brushes until you have sufficient inventory to sustain a subscription based business? I think getting this to a subscription based business as quick as possible is imperative and will get you a large chunk of market share.

b) Why did you decide on having two types of brushes, a recyclable one, and a compostable one? What are the advantages/disadvantages of both and why not just focus on only one type?

c) Down the line, are you planning on expanding to selling toothpaste, mouth wash, tongue cleaners, floss, etc. with your subscription based business?

d) How are you going to differentiate yourself from another competitor called Quip, when it comes to the subscription based business model?

Thank you and looking forward to reading to your responses.



Heather McDougall CEO FOUNDER Aug 23 2016

Hello Devang. I am sorry for not answering sooner. This one slipped by me somehow, but thankfully, Vijay Kowda's question popped up and pointed me to you. Thank you for asking questions. Here are my responses:

a) We are very excited about launching the subscription program, too! However, our reasons for not having yet launched it have nothing to do with inventory. (I'm curious what led you to that thought - I don't want our profile to be misleading!) Our reasons for not launching the subscription are strategic and resource based. When we launched the website last fall, we needed to make choices about priorities. The subscription has always been our plan, and thanks to our Wefunder campaign, we'll now be able to bring it to life.

b) We decided to have two types of materials mostly to provide options to our customers, but there is an added benefit in operations by diversifying our material sources. For our customers, we want to accommodate the different end-of-life disposal options people choose, or have available. Some people have easy access to compost - in their yards or through city programs. For others, recycling is a more accessible. From a design perspective, while both are beautiful and minimal, the materials have aesthetic differences that might matter to folks as well.

c) As Bogobrush grows we will expand the product line and brand. We certainly have our eyes on other personal care products and accessories, but we also have ideas for other expansion lines. The future is exciting!

d) Yes, we anticipate subscription businesses to be a norm not an exception, as time continues. We are excited to get in early on this trend, and without spilling the details before we launch them, here is what I can say. We will differentiate our subscription service through customer experience and dedication to our mission at each step of interaction. We will continue to innovate with well-designed products and accessories to change the way people interact with their toothbrush/personal care, we will inspire attention to environmental and social awareness, and we will honor each customer's relationship to Bogobrush and our shared mission for a better world.

Please let us know if you have further questions. Thank you!

LIKE

Yousef Abu Ghaidah May 18 2016

What is the difference in price between your product and a normal, off-the-counter, toothbrush?



Heather McDougall CEO FOUNDER May 18 2016

Hi Yousef! The prices for manual, off-the-counter toothbrushes can vary a lot based on type of brush and even which store is selling it. Generally speaking, for a non-eco, manual brush, you can find a super cheap brush for roughly $2, or you can buy an over-designed, gripped-out brush for $4-$6. These brushes are impossible to recycle because of their use of materials (rubbers, plastics, and glues) all in one little brush. For eco-friendly brushes, you can find them on the shelves for a range of $5-$10. Of course, electric toothbrushes can cost anywhere from a $10 vibrating brush to a $200+ Sonicare.

Bogobrush's $9.50 per brush price is a reflection of the actual cost to make a beautiful product using responsible materials and responsible manufacturing right in the USA. Plus, it includes the give one brush that is donated to our partner clinics for each brush that we sell. This transparency in pricing is a major value for us, and we believe that companies need to operate from transparency in order for consumers to make informed decisions that are good for them and for the sustainability of our planet.

So far, customers accept Bogobrush pricing because it's part of their value system as well. That said, part of our vision for the funds raised on Wefunder is so we can increase the efficiency of our production, expand the product line, and diversify pricing to reach even more audiences and ultimately decrease the number of brushes in landfills and give more toothbrushes to people in need.

I hope that helps! Please let us know if you have additional questions or any thoughts to share. We're here and happy to help you in your decision to join the Bogobrush team. Cheers!

LIKE

MORE QUESTIONS



BOGOBRUSH

2017 Report

Dear investors,

Hi everyone,

First, thank you all for your continual support!

We've accomplished a lot this past year, and hope you've been following along through our monthly update emails. If you haven't been receiving them, please let us know! Email us at contact@bogobrush.com.

We're excited for the year ahead and we are so grateful for your help and support. Starting a business isn't easy (at all), but it's much easier with a community like you standing behind us. If you'd like to be more involved, let us know!

Sincerely,
Heather McDougall

We need your help!

We want to talk to kids age 4-8 and their parents. Investors can help make connections for us.

We are expanding internationally and could benefit from international distribution knowledge.

We'd love investors to be prepared to help promote Bogobrush's new collection launch this summer. Stay tuned to our monthly update emails we send directly to the investors' inboxes.

Sincerely,

Heather McDougall
CEO

John McDougall
Chief Creative Officer

Our Mission

We're bringing much-needed innovation back to the stagnant toothbrush market—no more useless grips and gimmicks. We're proving you can create an environmentally and socially conscious product that looks good, feels good, and does good. With every brush we sell, we give one to someone in need and take a toothbrush out of landfills.

See our full profile

How did we do this year?

Report Card

A-

The Good

Raised $300,000. Closed officially in 2018.

Expanded team to include: production director from S'well & valuations and fundraising lead from private equity

Successfully completed nationally ranked accelerator program gBETA

The Bad

Sales stayed flat. (but didn't drop)

After 6 mo negotiating buyout offer; said no feb 2017 b/c difference in brand vision; had no Marketing budget

Sold out of biodegradable inventory without ability to restock quickly

2017 At a Glance

January 1 to December 31


$$$$

$24,506 [4%]
Revenue



-$74,940
Net Loss


IOU!

$74,168 +36%
Short Term Debt



$0
Raised in 2017



$2,150
Cash on Hand



Months of Runway

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're rethinking the toothbrush with buy one + give one, eco-designed toothbrushes made entirely in the USA. The plastics in almost all toothbrushes are non-recyclable, meaning over 450 million toothbrushes a year in the U.S. alone end up in landfills. Our products are either bio-degradable or made from nearly 100% recycled plastic. When you're done, throw them in your compost or recycle bin—and nature will do its thing.
We're bringing much-needed innovation back to the stagnant toothbrush market —no more useless grips and gimmicks. We're proving you can create an environmentally and socially conscious product that looks good, feels good, and does good. With every brush we sell, we give one to someone in need and take a toothbrush out of landfills.

Milestones

Do., LLC was incorporated in the State of Minnesota in February 2012.

Since then, we have:

- First recyclable & bio-degradable toothbrushes on the market.
- 450 million toothbrushes a year get tossed in landfills from the U.S.
- 80 million Americans don't have access to proper dental care; we donate brushes to low-cost or free dental clinics with every purchase.
- Currently in 25 boutiques around the country.
- Plans for toothbrush subscription model. Dollar Shave Club for clean teeth :)

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $24,506.18 compared to the year ended December 31, 2016, when the Company had revenues of $25,443.31. Our gross margin was -20.08% in fiscal year 2017, compared to 37.69% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $28,665.99, including $2,150.07 in cash. As of December 31, 2016, the Company had $88,092.23 in total assets, including $47,574.67 in cash.
- *Net Loss.* The Company has had net losses of $74,940.42 and net losses of $32,374.50 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively. Please see notes below on items driving the higher net losses in 2017.
- *Liabilities.* The Company's liabilities totaled $222,793.51 for the fiscal year ended December 31, 2017 and $207,279.33 for the fiscal year ended December 31, 2016. Focusing on 2017, while liabilities were $222,793.51: 86,137.68 is non-interest bearing contributions from Heather McDougall and John McDougall, $56,491.96 is related to Wefunder SAFE Agreement Investment (conversion to class B equity in 2018), and $21,019.90 in high interest rate debt (paid off in 2018). The remainder is a mix of accounts payable and other interest bearing liabilities.

Liquidity & Capital Resources

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Do., LLC cash in hand is $2,150.07, as of December 2017. Over the last three months, revenues have averaged $1,622.92/month, cost of goods sold has averaged $6,212.98/month, and operational expenses have averaged $5,604.02/month.

In Q4, 2017 a few material journal entries were made to account for the a) inventory which was used for promotional purposes, sales kits and give partners YTD thus impacting Q4 COGs and b) accruals of professional fees related to our recent successful fundraising round. The investment into the firm from this fundraising round has begun in Q1, 2018. This investment in provides us the liquidity to purchase larger tooling, expand product lines, pay off short term high interest debt, buy inventory of the new products, launch coordinated marketing campaigns, hire staff, pay professional fees related to closing the fund round amongst other investments. As a result of the focus on fundraising, less focus was put on proactively selling older inventory, marketing dollars and time were temporarily re-appropriated to other parts of the business.

There is a phased approach to the financials over the course of 2018. In the 6-8 months of 2018, we will be deploying the investment into the firm for tooling, inventory, hiring necessary staff, developing marketing campaigns and preparing for the new launch of product lines. Therefore, Q1 through the beginning of Q3 will primarily be in outflows per our Use of Funds schedule with the new investment we have received. By end of Q3, beginning of Q4, new inventory will be sold, marketing campaigns will be fully launched and revenues should materially positively change.

Net Margin: -306%

Gross Margin: -20%

Return on Assets: -261%

Earnings per Share: -$0.17

Revenue per Employee: $12,253

Cash to Assets: 8%

Revenue to Receivables: 1,499%

Debt Ratio: 777%

Do.__LLC_Combined_Financial_...

Do__LLC_Financial_Statements...

We ❤ Our 74 Investors

Thank You For Believing In Us

Kifle Bantayehu
Ben Shaw
Derek Gillette
John Deniston
Dan O'Leary
Karen Nordenstrom
Andrew Hager
Tawfiq M Alkilani
Larry Berman
Jeff Wilhelm
Vikrant Rayate
Dale J. Stephens
Rossie Pope
Fred Rose
Jacob Costello
Stefano Vettorazzi
Patricia Roskens
Saad ALSOGAIR
Nicholas Robbins
Joshua Brigman
Ian Guthridge
Colleen Brown
Chris Barrett
Linda Earley
Jw Jonathan Woodruff R...
Pietro Vettorazzi
Darin Alpert
Austin Daigle
Ani Kochiashvili
Pieter Van Imschoot
Dilraj Ghumman
James Donnell
Charles Williams
Luke Trapp
Mitchell Roth
Josephine Lohini Mayo
Wayne C. Mathson
Kenneth And Rosemary ...
Inigo BENEDICTO
Harry Gold
Linda I McDougall
Scott C Bowman
Chinedum "Chin" Uguru
Sherry McGuire
Sam Olaniran
Michael Angelo Rodriguez
Kenton Alldredge
Laurie Soper
Joshua Sorenson
Sharon Shemtov
Gerald Schweighofer
Vijay Kowda
Stephen William WALLS
Marcus Varnai
Siddharth Kumar
James Garrett Frierson
Allen Keith EDWARDS
Keith Griffin
Rick Bosche
William Gray
John Rasmussen
Tony Folino
John Jenks
Tolanda Hall
Kelvin Cox
Gary Schorg
Darlington Etumni
Schuyler McAlister
Brent McClean
Todd Perdew
Ursula Dougherty
Jan Hejda
Daniel Smith
Max Parkin

Thank You!

From the Bogobrush Team



Heather McDougall
CEO



John McDougall
Chief Creative Officer

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Heather McDougall	Chief Manager @ BogoBrush	2012
John McDougall	Assistant Manager @ BogoBrush	2012

Officers

OFFICER	TITLE	JOINED
Heather McDougall	Chief Manager, Secretary	2012
John McDougall	Assistant Manager, Treasurer	2012

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Heather McDougall	185,356 Class A Units	49.4%
John McDougall	185,356 Class A units	49.4%

Past Equity Fundraises

None.

Outstanding Debts

None.

Related Party Transactions

Contributions by John and Heather McDougall, received by the Company as a loan totaling $86,137.68 at end of 2017. There are not immediate payback terms.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Class A Units	375,512	375,512	Yes
Class B Units	55,588	55,588	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

Was denied design patent protection in the United States. In October 2013, a design patent filed, and after several amendment, it was denied in 2015 because it the design was "too obvious." This means anyone can produce a toothbrush with our shape, but not with our name, logo, or brand. Patent protection was approved in Canada and the European Union.

Currently the company only produces brushes in one production facility. If anything were to happen with that facility, Bogobrush would have to move the tool and production processes which would be costly in money and time. It could create delays in product delivery expectations.

Single supply of materials makes the business less flexible to material shortages or changes in supply chain.

Personal injury claims are a possibility that the company must be insured for when selling toothbrushes. Bogobrush is not concerned with its quality and has the necessary insurance, but is still aware of this risk and the cost to a personal injury claim.

The terms “biodegradable” and “compostable” are somewhat debated legal terms and the standards for marketing terms are still taking shape. Bogobrush is within the current legal framework, and into any foreseeable future, but it’s a slight risk that terms could change and change our approach to marketing.

Bogobrush does not consistently meet all expenses with revenue; owners have contributed/invested in the business to help meet certain monthly expenses.

Bogobrush had a failed product line in its first two years of business and has those legacy expenses to overcome with it’s new and current line.

Bogobrush does not have significant data on its customers to date. Until it generates better data, the company may not be marketing to the right audience.

Give partner may decline arrangement at any time for whatever reason - potentials reputation risk for Bogobrush or lack of outlet to give give brushes.

Give Partners are vetted to the best of our degree however we have no say over their operations and actions. If the give partner does something illegal or in a bad light it could have a halo effect to Bogobrush simply by Bogobrush giving brushes through them

Bogobrush does not fully own the production tool. Bogobrush has a contract agreement for legal rights to the tool, and ownership will transfer officially once the tool depreciates from grantor’s books.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor’s investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor’s interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from unitholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company to manage the Company so as to maximize value for unitholders. Accordingly, the success of the Investor’s investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company. If the Management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company’s assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor’s initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management of the Company will be guided by their good faith judgement as to the Company’s best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm’s-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor’s interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Management, and the Investor will have no independent right to name or remove an officer or member of the Management of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the unitholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the unitholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The unitholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The unitholders have the right to redeem their securities at any time. Unitholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional units, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of units . As discussed in Question 13, when we engage in an offering of equity interests involving Units , Investors may receive a number of Units calculated as either (i) the total value of the Investor's investment, divided by the price of the Unit being issued to new Investors, or (ii) if the valuation for the company is more than $4 million , the amount invested divided by the quotient of (a) the Valuation Cap ($4 million) divided by (b) the total amount of the Company's capitalization at that time. Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Units that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our management . Among the factors we may consider in determining the price of Units are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our units that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Do., LLC

- Minnesota Limited Liability Company
- Organized February 2012
- 2 employees

444 W. Willis St.
#103
Detroit MI 48201

http://www.bogobrush.com/

Business Description

Refer to the Bogobrush profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Bogobrush has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Heather McDougall

1st

Social Entrepreneur in Detroit and Abu Dhabi

United Arab Emirates | Think Tanks

Current Bogobrush, ShareProject, LLC

Previous Lommen Abdo, P.A., Henson & Efron, P.A., Project Pathfinder, Inc.

Education Mitchell Hamline School of Law

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453 connections

https://ae.linkedin.com/in/heathermcdougall

Contact Info

Relationship

Note | Reminder | Tag

Connected 5 days ago

5/5/2016

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Background

Experience

Co-founder and Chief Executive Officer

Bogobrush

August 2011 – Present (4 years 10 months)

bogobrush

Bogobrush, the first project to come through ShareProject, is the first toothbrush you'll actually care about. It's brilliantly designed, ecologically sound, and socially minded; when you buy one, we give one!

As CEO, I work in partnership with my brother, John McDougall, the Chief Creative Officer for Bogobrush, to direct the development of Bogobrush through vision and strategy leadership.



John McDougall

2nd

Chief Creative Officer at Bogobrush; Designer at General Motors

Detroit, Michigan | Design

Current	BogoBrush, General Motors
Previous	DEKA Research & Development, Fisker Automotive & Technology Group, LLC, Peugeot
Education	College for Creative Studies

165 connections

Connect | Send John InMail

https://www.linkedin.com/in/john-mcdougall-67077826

Contact Info

Background

Experience

Chief Creative Officer
BogoBrush
November 2011 – Present (4 years 7 months) | detroit

We are creating the first toothbrush you'll actually care about. Bogobrush toothbrushes are beautifully modern, Sustainably designed with recyclable or compostable materials, and made in the USA. With each toothbrush sold, one is donated to a person in need.


bogobrush

Video: Meet Bogobrush



Bogobrush Collection



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our team